UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2024

ALTO NEUROSCIENCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41944	83-4210124
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

369 South San Antonio Road, Los Altos, CA	94022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 200-0412

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ANRO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 21, 2024, Alto Neuroscience, Inc. (the “Company”) announced that the Board of Directors of the Company (the “Board”) appointed Michael Hanley as the Chief Operating Officer of the Company, effective as of May 20, 2024 (the “Appointment Date”).

Mr. Hanley, age 51, has served as Founder and Executive Director of Slainte Strategic Consulting LLC since May 2023. Mr. Hanley previously served as the Chief Business Officer and Chief Commercial Officer of Aeglea BioTherapeutics, Inc. (“Aglea”), a biotechnology company, from August 2022 to April 2023 and October 2019 to August 2022, respectively. Prior to Aglea, Mr. Hanley served as Vice President and U.S. Chief Commercial Officer of Esteve Pharmaceuticals, S.A., a privately-held specialty pharmaceutical company, from April 2018 to September 2019. Mr. Hanley received a BBA in Marketing from the University of Notre Dame and an MBA from the Kellogg School of Management at Northwestern University.

In connection with the appointment of Mr. Hanley as Chief Operating Officer, the Compensation and Management Development Committee of the Board (the “Compensation Committee”) approved the Company’s entry into an executive employment letter (the “Employment Letter”) with Mr. Hanley. Under the terms of the Employment Letter, Mr. Hanley will receive an annually salary of $470,000, which is subject to adjustment at the discretion of the Board or the Compensation Committee. Mr. Hanley is also eligible for an annual performance bonus of 40% of his base salary, as determined by the Board or the Compensation Committee, prorated for the number of days employed in a calendar year and provided that Mr. Hanley remains employed with the Company through the date such bonus is paid.

On the Appointment Date, Mr. Hanley received an option to purchase 188,000 shares of the Company’s common stock, par value $0.0001 (the “Common Stock”), with an exercise price per share equal to the fair market value per share of the Common Stock on the date of grant (the “COO Options”). The COO Options shall vest as follows: (1) 25% of the shares vest on the one-year anniversary of the vesting commencement date, and (2) 1/48th of the shares underlying the option shall vest on a monthly basis thereafter, in each case subject to Mr. Hanley’s continuous service through such vesting date.

Pursuant to the terms of the Employment Letter, if the Company terminates Mr. Hanley’s employment without cause (as defined in the Employment Letter), then Mr. Hanley will be entitled to a cash payment equal to his then-current base salary for nine months in the form of salary continuation and the Company will be required to pay the employer portion of the premiums for Mr. Hanley and his dependents of group health insurance COBRA continuation coverage for nine months in a lump sum. If the Company terminates Mr. Hanley’s employment without cause or if Mr. Hanley resigns for good reason (as defined in the Employment Letter) within the 60 days prior to or 12 months following a change in control, Mr. Hanley will be entitled to (i) a cash payment equal to his then-current base salary for 12 months in the form of salary continuation, (ii) a cash payment equal to 12 months of annual bonus that he would have been entitled to receive if corporate and/or individual objectives and milestones were fully achieved for the calendar year in which the separation occurs, and (iii) accelerated vesting of all outstanding equity awards, including acceleration of performance awards at the higher of target or actual achievement. The Company is also required to pay the employer portion of the premiums for Mr. Hanley and his dependents of group health insurance COBRA continuation coverage for 12 months in a lump sum.

The foregoing summary of the Employment Letter does not purport to be complete and is subject to, and qualified in its entirety by, the Employment Letter. The Company’s form of executive employment letter and form of amendment thereto were previously filed by the Company as Exhibits 10.8 and 10.9 to the Company’s Registration Statement on Form S-1 (File No. 333-276495) filed with the Securities and Exchange Commission on January 12, 2024 and January 29, 2024, respectively, and are incorporated by reference herein.

The Company also entered into its standard form of indemnification for executive officers with Mr. Hanley. The form of indemnification agreement was previously filed by the Company as Exhibit 10.7 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on January 29, 2024 and is incorporated by reference herein. Mr. Hanley has executed the Company’s standard at-will employment, confidential information, inventions assignment, and arbitration agreement.

There are no family relationships between Mr. Hanley and any of the Company’s directors or other executive officers. There are no arrangements or understandings between Mr. Hanley and any other persons or entities pursuant to which he has been appointed Chief Operating Officer. Other than with respect to the Employment Agreement, there are no transactions between Mr. Hanley and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTO NEUROSCIENCE, INC.

Dated: May 21, 2024	By:	/s/ Amit Etkin
Amit Etkin, M.D., Ph.D.
President and Chief Executive Officer